EXHIBIT 8.1


















































                     [FROMMELT & EIDE, LTD LETTERHEAD]




                              August 23, 1995



Brainerd International, Inc.
17113 Minnetonka Boulevard
Suite 214
Minnetonka, Minnesota 55345

Re:  Brainerd International, Inc./The Colonel's, Inc.
     Our File No.:  84-065-08

Ladies and Gentlemen:

     We have acted as legal counsel to Brainerd International, Inc. ("Brainerd"), in connection with its proposed acquisition of The Colonel's, Inc. ("The Colonel's"), which acquisition is proposed to be effected through the merger (the "Merger") of The Colonel's and a wholly owned subsidiary of Brainerd in accordance with the terms of the form of an Agreement and Plan of Merger (the "Merger Agreement") which was Appendix A to the joint proxy statement and prospectus (the "Proxy Statement") included in Amendment No. 1 to the Registration Statement on Form S-4 of Brainerd (SEC Registration No. 33-91374). We have also acted as legal counsel to Brainerd in connection with its proposed reincorporation (the "Reincorporation") under the laws of the State of Michigan which Reincorporation is proposed to be effected through the merger of Brainerd and a Michigan corporation, The Colonel's Holdings, Inc. ("The Colonel's Holdings"), in accordance with the terms of the form of an Agreement and Plan of Reorganization (the "Reorganization Agreement") which was Appendix D to the Proxy Statement. We have also acted as legal counsel to Brainerd in connection with its proposed transfer to a wholly owned subsidiary of Brainerd of the assets and obligations of Brainerd which are associated with the operation of the Brainerd International Raceway by Brainerd (the "Asset Transfer") upon the terms described in the Proxy Statement. As to various matters of fact material to this opinion, we have relied upon representations made by Brainerd, The Colonel's, The Colonel's Holdings and their respective officers and representatives, including those made in the Merger Agreement, the Reorganization Agreement and related documents.

     Based upon and subject to the foregoing and such investigation as we have deemed necessary as a basis for the opinion hereafter expressed, it is our opinion as of this date that the tax effects of the transaction described in the Merger Agreement will be generally as follows:





Brainerd International, Inc.
August 23, 1995
Page 2


1.   The Merger will constitute a reorganization within the meaning of
     Section 368(a) of the Internal Revenue Code of 1986 (the "Code").

2. No income, gain or loss will be recognized by the shareholders of The Colonel's upon the exchange of their shares of The Colonel's for shares of Brainerd pursuant to the Merger.

3. The aggregate adjusted tax basis of the Brainerd shares to be received by each shareholder of The Colonel's in exchange for his or her shares of The Colonel's will be the same as the aggregate adjusted tax basis of the shares surrendered in exchange therefore.

4. The holding period of the Brainerd shares to be received by shareholders of The Colonel's will include the period during which the shares of The Colonel's surrendered in exchange therefore were held, provided that the shares surrendered were held as a capital asset at the effective date of the Merger.

5. Immediately upon effectiveness of the Merger, the election of The Colonel's to be treated as an S corporation for federal income tax purposes will automatically terminate and The Colonel's, as the surviving corporation in the Merger, will be treated as a C corporation for federal income tax purposes.

6. The Merger will not have any tax consequences for the shareholders of Brainerd except that the receipt of cash pursuant to the exercise of dissenters' rights with respect to the Merger will be a taxable transaction to shareholders receiving such cash; a dissenting shareholder will recognize gain or loss measured by the difference between the cash so received and such shareholder's tax basis in the Brainerd shares surrendered; such gain or loss will be treated as a capital gain or loss if such shares are held as capital assets on the effective date of the Merger.

     Based upon and subject to the foregoing and such investigation as we have deemed necessary as a basis for the opinion hereafter expressed, it is our opinion as of this date that the tax effects of the transaction described in the Reorganization Agreement will be generally as follows:

7. The merger pursuant to the Reincorporation will constitute a reorganization within the meaning of Section 368(a) of the Code and no gain or loss will be recognized by Brainerd or The Colonel's Holdings as a result of the Reincorporation.





Brainerd International, Inc.
August 23, 1995
Page 3


8. Except as noted below, no income, gain or loss will be recognized by the shareholders of Brainerd as a result of their shares of Brainerd becoming shares of The Colonel's Holdings pursuant to the Reincorporation.

9. The aggregate adjusted tax basis of The Colonel's Holdings shares to be received by each Brainerd shareholder will be the same as the aggregate adjusted tax basis of the Brainerd shares held before the effectiveness of the Reincorporation.

10. The holding period of The Colonel's Holding shares to be received by shareholders of Brainerd will include the period during which the Brainerd shares were held prior to the effectiveness of the Reincorporation, provided that the Brainerd shares are held as a capital asset as of the effective date of the Reincorporation.

11. The receipt of cash pursuant to the exercise of dissenters' rights with respect to the Reincorporation will be a taxable transaction to shareholders receiving such cash; a dissenting shareholder will recognize gain or loss measured by the difference between the cash so received and such shareholder's tax basis in the Brainerd shares surrendered; such gain or loss will be treated as a capital gain or loss if such shares are held as capital assets on the effective date of the Reincorporation.

     Based upon and subject to the foregoing and such investigation as we have deemed necessary as a basis for the opinion hereafter expressed, it is our opinion as of this date that the tax effect of the Asset Transfer will be generally as follows:

12. The Asset Transfer will constitute a tax-free transaction under Sections 351 and 357 of the Code.

13. No gain or loss will be recognized by Brainerd or by the transferee of the assets as a result of the Asset Transfer.

14. No gain or loss will be recognized by the shareholders of Brainerd as a result of the Asset Transfer.

15. The tax basis of the assets received by the transferee as a result of the Asset Transfer will be the same as such assets had prior to the transfer.

     We express no opinion as to the effect the Merger may have on the availability of net operating losses of Brainerd to offset income of The Colonel's Holdings or any subsidiary thereof. This letter is solely for your



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August 23, 1995
Page 4


information and is not to be distributed or circulated to others without our express prior written consent.

     We hereby consent to the filing of this opinion as an exhibit to Brainerd's Registration Statement on Form S-4 relating to the Merger, Reincorporation and Asset Transfer and to the reference to our firm under the caption "Legal Opinions" as well as under the various "Federal Tax Consequences" captions for the Merger, Reincorporation and Asset Transfer included in such Registration Statement and the related Proxy
Statement/Prospectus constituting a part thereof.

                                   Very truly yours,

                                   FROMMELT & EIDE, LTD.



                                   /s/ Randy J. Sparling
                                   Randy J. Sparling